PROTOCOL OF INTENT
                                 BY AND BETWEEN
                   THE MINISTRY FOR FUEL AND ENERGY OF GEORGIA
                                       AND
                             IDM FOREIGN POWER, INC.

Tbilisi                                                         November 5, 1998

The Government of Georgia, represented by the Ministry for Fuel and Energy of Georgia, hereinafter referred to as "Georgian Party" or its assignees or designees, on one hand and IDM Foreign Power, Inc., hereinafter referred as "Foreign Party", or its assignees or designees, on the other hand, hereinafter collectively referred as "Parties", recognising the important role of the energy sector of Georgia for the development of the Georgian Economy and in expressing their Good Will and intent of establishing long-term co-operation in the sector have agreed as follows:

The Foreign Party, taking into consideration its resources, shall incur the legal and economic expenses, necessary to evaluate the possibilities of generating and selling electric energy in Georgia or elsewhere. The Georgian Party agrees to conduct the relevant negotiations regarding the sale of certain existing facilities for the generation of electric energy and the associated Power Purchase Agreements.

The Foreign Party undertakes and agrees to supply all such electrical energy as is demonstrated by the Georgian Party as being a demand in Georgia up to initial limit of 2,000 MW.

The steps for implementing this goals consists of the following steps:

1. The Parties shall immediately initiate negotiations for the sale and purchase or long-term lease of the energy generation facilities identified as Gardabani, Units 1, 2, 9 and 10, including all real and chattel property therein and referred hereinafter to as "Units" and shall complete and execute the related documentation for this sale and the Georgian Party and related government entities shall negotiate with the Foreign Party for the consummation of the transaction contemplated hereby. The Parties agree, that within 180 days of the execution of this agreement, they will agree upon a price for the Units based upon all appropriate factors including, without limitation, engineering and financial considerations.

2. The Foreign Party subsequent thereto, and at its own sole discretion investigate the economic and strategic relevance of developing such Greenfield projects as it may deem necessary in order to meet the growth in demand of electric energy in Georgia.

3. The Georgian party shall facilitate the purchase of all such energy generated from the facilities owned and operated by the Foreign Party at the Foreign Party's sole discretion, and at such terms as shall be developed between the Foreign Party and Public Sector Entities Georgian or foreign, prepared to purchase electrical energy from Foreign Party.
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4.   The Georgian  Party shall  furthermore  facilitate the issuance of all such permits, concessions and licenses in favour of the Foreign Party as may be required in order for Foreign Party to carry on its business in Georgia in a financially sound and responsible manner.

5. In the event of the proposal from the Third Party, Georgian party is obliged to inform about it the Foreign Party, and the Foreign Party shall be given 15 days to match the proposal from the Third Party.

This Protocol of Intent is and constitutes a bidding obligation and the Parties will do their best to collaborate and sign the Final Agreement, wherein the intents considered and declared in this Protocol will be started further and would become enforceable obligations for both Parties.

Executed in Tbilisi, this November 5, 1998

Georgian Party:                                      Foreign Party:

By: /s/                                          By: /s/
   Temur Giorgadze                                  Birger Munck, Ph.D
   Minister for Fuel and Energy                     Director


                                                    /s/
                                                    Sam de Lapa
                                                    Director